UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Wisconsin Energy Corporation

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NOTICE OF 2009 ANNUAL MEETING AND PROXY STATEMENT

Wisconsin Energy Corporation

P-1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 2, 2009

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders. An admission ticket will be required to enter the meeting. Your admission ticket, which also includes a map to the meeting, is located on your proxy card. Instructions on how to obtain an admission ticket if you received your proxy materials electronically are provided on page P-6 of the proxy statement. If you are not able to attend the Annual Meeting, you may listen to a live webcast available on the Wisconsin Energy Web site at: www.wisconsinenergy.com/invest/annualmtg.htm. An archive of the webcast will be available on this Web site for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy. The meeting will be held as follows:

WHEN:	Thursday, May 7, 2009 10:00 a.m., Central time

WHERE:	Cedarburg Performing Arts Center W68 N611 Evergreen Boulevard Cedarburg, Wisconsin 53012

ITEMS OF BUSINESS:

•        Election of nine directors for terms expiring in 2010.

•        Ratification of Deloitte & Touche LLP as independent auditors for 2009.

•        Consideration of any other matters that may properly come before the meeting.

RECORD DATE:	February 26, 2009

VOTING BY PROXY:	Your vote is important. You may vote:

• using the Internet; • by telephone; or • by returning the proxy card in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2009 – The Proxy Statement and 2008 Annual Report are available at:

http://bnymellon.mobular.net/bnymellon/wec

By Order of the Board of Directors,

Susan H. Martin
Vice President, Corporate Secretary and Associate General Counsel

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about April 2, 2009, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 7, 2009 (the “Meeting”) at 10:00 a.m., Central time, at the Cedarburg Performing Arts Center located at W68 N611 Evergreen Boulevard, Cedarburg, Wisconsin 53012, and at all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION – FREQUENTLY ASKED QUESTIONS

What am I voting on?

Proposal 1: Election of nine directors for terms expiring in 2010.

Proposal 2: Ratification of Deloitte & Touche LLP as independent auditors for 2009.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy at their discretion.

What are the Board’s voting recommendations?	The Board of Directors recommends a vote: • FOR each of the nine nominated directors, and • FOR ratification of Deloitte & Touche LLP as independent auditors for 2009.

What is the vote required for each proposal?

Proposal 1: The nine individuals receiving the largest number of votes will be elected as directors.

Proposal 2: Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Who can vote?	Common stockholders as of the close of business on the record date, February 26, 2009, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list also will be available at the Meeting.

How do I vote?	There are several ways to vote:

• By Internet. The Company encourages you to vote this way. • By toll-free touch-tone telephone. • By completing and mailing the enclosed proxy card. • By written ballot at the Meeting.

Instructions to vote through the Internet or by telephone are listed on your proxy card or the information forwarded to you by your bank or broker. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Wednesday, May 6, 2009.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund or WEC Common Stock ESOP Fund in WEC’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund or WEC Common Stock ESOP Fund, as the case may be, for which voting instructions have been received, are voted.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares in the election of directors and ratification of the independent auditors even if the broker does not receive voting instructions from you. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy executed in your favor from the holder of record.

What does it mean if I get more than one proxy?	It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?	As of the record date, there were 116,914,008 shares of WEC common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?	You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• entering a new vote by Internet or phone; • returning a later-dated proxy card; • voting in person at the Meeting; or • notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?	The WEC Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC or its subsidiaries may solicit proxies by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event that such services become necessary.

Who will count the votes?	BNY Mellon Shareowner Services, which also will serve as Inspector of Election, will tabulate voted proxies.

How can I attend the Meeting?	The Meeting is open to all stockholders of WEC. You must bring an admission ticket or other evidence of your ownership to enter the Meeting. If you received proxy materials by mail, your admission ticket is included on your proxy card. The admission ticket admits the stockholder and one guest. If your shares are jointly owned and you need an additional ticket, or if you need directions to the Meeting or have questions regarding this process, contact Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201 or call 800-881-5882. A map to the Meeting is included on the admission ticket.

What information is available via the Internet?	The following documents can be found at http://bnymellon.mobular.net/bnymellon/wec • Notice of Annual Meeting; • Proxy Statement; • 2008 Annual Report; and • Form of Proxy.

How do I obtain an admission ticket if I received my proxy materials electronically?	If your shares are registered in your name, you can print an admission ticket by following the instructions provided in the e-mail which transmitted your proxy materials. If you hold your shares through a bank, brokerage firm, or other nominee, call 800-881-5882 or write to Stockholder Services at the above address to request an admission ticket. We will send you an admission ticket upon verification of your ownership. You may also bring a copy of your account statement or other evidence of your ownership as of the record date to the Meeting. This document will serve as your admission ticket.

What steps has WEC taken to reduce the cost of proxy solicitation?	WEC has implemented several practices that reduce printing and postage costs and are friendly to the environment. WEC encourages you to choose MLinkSM for fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you on how to enroll in MLinkSM. The Company also has:

•        encouraged Internet and telephone voting of your proxies; and

•        implemented “householding” whereby stockholders sharing a single address receive a single annual report and proxy statement, unless the Company received instructions to the contrary from one or more of the stockholders.

If you received multiple copies of the annual report and proxy statement, you may wish to contact the Company’s transfer agent, BNY Mellon Shareowner Services, at 800-558-9663 to request householding, or you may provide written instructions to Wisconsin Energy Corporation, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

Who do I contact if I have questions about the Meeting or my account?	If you need more information about the Meeting, write to Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or call us at 800-881-5882. For information about shares registered in your name or your Stock Plus account, call our transfer agent, BNY Mellon Shareowner Services, at 800-558-9663, or access your account via the Internet at www.bnymellon.com/shareowner/isd.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2010

WEC’s Bylaws require each director to be elected annually to hold office for a one-year term. Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, presuming a quorum is present, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

The Board’s nominees for election are:

•	John F. Bergstrom

•	Barbara L. Bowles

•	Patricia W. Chadwick

•	Robert A. Cornog

•	Curt S. Culver

•	Thomas J. Fischer

•	Gale E. Klappa

•	Ulice Payne, Jr.

•	Frederick P. Stratton, Jr.

Proxies may not be voted for more than nine persons in the election of directors.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Biographical information regarding each nominee is included on the next pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

Information about Nominees for Election to the Board of Directors. Wisconsin Electric Power Company (WE) and Wisconsin Gas LLC (WG) do business as We Energies and are wholly-owned subsidiaries of Wisconsin Energy Corporation. Ages and biographical information are as of March 1, 2009.

John F. Bergstrom. Age 62.

•        Bergstrom Corporation – Chairman since 1982 and Chief Executive Officer since 1974. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.

•        Director of Advance Auto Parts Inc. and Kimberly-Clark Corporation.

•        Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985 and Wisconsin Gas LLC since 2000.

Barbara L. Bowles. Age 61.

•        Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.

•        The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until June 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to December 2005.

•        Director of Black & Decker Corporation and Hospira, Inc.

•        Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998 and Wisconsin Gas LLC since 2000.

Patricia W. Chadwick. Age 60.

•        Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets.

•        Director of AMICA Mutual Insurance Company and ING Mutual Funds.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin
Gas LLC since 2006.

Robert A. Cornog. Age 68.

•        Snap-on Incorporated – Retired Chairman of the Board, President and Chief Executive Officer. Served as President and Chief Executive Officer from 1991 until 2001 and as Chairman from 1991 until 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products.

•        Director of Johnson Controls, Inc.

•        Director of Wisconsin Energy Corporation since 1993, Wisconsin Electric Power Company since 1994 and Wisconsin Gas LLC since 2000.

Curt S. Culver. Age 56.

•        MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000 and President from 1999 to January 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•        Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999 and President from 1996 to January 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

•        Director of MGIC Investment Corporation.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2004.

Thomas J. Fischer. Age 61.

•        Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.

•        Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

•        Director of Actuant Corporation, Badger Meter, Inc. and Regal-Beloit Corporation.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2005.

Gale E. Klappa. Age 58.

•        Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since May 2004. President since April 2003.

•        Wisconsin Electric Power Company – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.

•        Wisconsin Gas LLC – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.

•        Director of Joy Global Inc.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Ulice Payne, Jr. Age 53.

•        Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides advisory services on global trade compliance.

•        Milwaukee Brewers Baseball Club, Inc. – President and Chief Executive Officer from 2002 to 2003.

•        Director of Badger Meter, Inc. and Manpower Inc., and Trustee of The Northwestern Mutual Life Insurance Company.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Frederick P. Stratton, Jr. Age 69.

•        Briggs & Stratton Corporation – Chairman Emeritus since 2003. Chairman of the Board from 2001 to 2003. Chairman and Chief Executive Officer from 1986 until 2001. Briggs & Stratton Corporation is a manufacturer of small gasoline engines.

•        Director of Baird Funds, Inc. and Weyco Group, Inc.

•        Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1986 and Wisconsin Gas LLC since 2000.

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2009

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009. The Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last seven fiscal years beginning with the fiscal year ended December 31, 2002.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them.

The appointment of Deloitte & Touche LLP as independent auditors for 2009 will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Accordingly, presuming a quorum is present, abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that you vote “FOR”

the ratification of Deloitte & Touche LLP as independent auditors for 2009.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Committee Chair shall report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee shall not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer of the Company or member of the Audit and Oversight Committee or an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2008 and 2007 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2008	2007
Audit Fees (1)	$1,703,570	$1,528,432
Audit-Related Fees (2)	—	44,400
Tax Fees (3)	700,835	634,739
All Other Fees (4)	4,171	4,325

Total	$2,408,576	$2,211,896

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (1) annual financial statements of the Company and its subsidiaries, and (2) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily include consultations regarding implementation of accounting standards.

(3)

Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. During 2008 and 2007, this included tax strategy consulting for the utilities.

(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP in 2008 and 2007.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WEC have Corporate Governance Guidelines?	Yes, since 1996 the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. The Corporate Governance Committee reviews the Guidelines annually to ensure that the Board is providing effective governance over the affairs of the Company. The Guidelines are available in the “Governance” section of the Company’s website at www.wisconsinenergy.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

•        has not been an employee of the Company for the last five years;

•        has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

•        is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

•        has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•        in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•        has not received, in the past three years, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

•        has no personal service contract(s) with the Company or any member of the Company’s senior management;

•        is not an employee or officer with a not-for profit entity that receives 5% or more of its total annual charitable awards from the Company;

•        has not had any business relationship with the Company, in the past three years, for which the Company has been required to make disclosure under certain rules of the Securities and Exchange Commission;

•        is not employed by a public company at which an executive officer of the Company serves as a director; and

•        does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC’s affiliates for certain of the above criteria, when determining the director’s independence. Any relationship between a director and the Company not meeting the above criteria is considered an immaterial relationship with the Company for purposes of determining independence.

Who are the independent directors?	The Board has affirmatively determined that Directors Bergstrom, Bowles, Chadwick, Cornog, Culver, Fischer, Payne and Stratton have no relationships within the Board’s standards of independence noted above and otherwise have no material relationships with WEC and are independent. This represents 89% of the Board. Director Klappa is not independent due to his present employment with WEC. John F. Ahearne, who did not stand for re-election at the 2008 Annual Meeting of Stockholders, was independent.

What are the committees of the Board?

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of the Company’s website at www.wisconsinenergy.com and is available in print to any stockholder who requests it in writing from the Corporate Secretary. The members and the responsibilities of each committee are listed later in this proxy statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight, Corporate Governance and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee is independent under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. The chair of the Corporate Governance Committee, currently Director Bowles, presides at these sessions.

How can interested parties contact the members of the Board?

Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. All communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has contracted with an independent call center for employees to confidentially report suspected violations of the Code of Business Conduct or other concerns regarding accounting, internal accounting controls or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?	All employees of WEC, including executive officers and members of the Board, are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries, (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, and (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so and members of the Board of Directors must obtain the prior approval of the Corporate Governance Committee). Executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining such a non-profit organization, but do not need to obtain approval prior to joining the organization.

In addition, WEC’s Code of Business Conduct requires employees to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee requests that all non-employee directors provide their opinions to the Compensation Committee chair on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the responses with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; monitoring threats and overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

Are all the members of the audit committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Energy Corporation and Wisconsin Electric Power Company to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?

One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) oversight of the compensation and benefits to be paid to other officers and key employees; and (4) establishing and administering the Chief Executive Officer compensation package. The Compensation Committee is also charged with administering the compensation package of WEC’s non-employee directors. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

The Chief Executive Officer, after reviewing compensation data compiled by Towers Perrin, a compensation consulting firm, and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation

Committee is free to make adjustments to such recommendations as it deems appropriate.

Although the Compensation Committee relies on compensation data regarding general industry and the energy services industry compiled by Towers Perrin, Towers Perrin does not recommend the amount or form of executive and director compensation. WEC engaged Towers Perrin to provide a variety of compensation-related services, one of which is to provide the compensation data. Towers Perrin was not engaged directly by the Compensation Committee. However, the Committee has unrestricted access to Towers Perrin and may retain its own compensation consultant at its discretion. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this proxy statement.

Does the Board have a nominating committee?	Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort. The Board has determined that all members of the Corporate Governance Committee are independent under New York Stock Exchange rules applicable to nominating committee members.

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2010 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 2, 2009, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What are the criteria and process used to evaluate director nominees?

The Corporate Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include characteristics such as: proven integrity, mature and independent judgment, vision and imagination, ability to objectively appraise problems, ability to evaluate strategic options and risks, sound business experience and acumen, relevant technological, political, economic or social/cultural expertise, social consciousness, achievement of prominence in career, familiarity with national and international issues affecting the Company’s businesses, contribution to the Board’s desired diversity and balance and availability to serve for five years before reaching the directors’ retirement age of 72 as set forth in the Company’s Corporate Governance Guidelines.

In evaluating director candidates, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Bylaws state that directors shall be stockholders of WEC.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using the criteria and process described above. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC faces in today’s changing business environment.

What is the deadline for stockholders to submit proposals for the 2010 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2010 Annual Meeting of Stockholders must submit the proposal to the Company no later than December 3, 2009.

Stockholders who intend to present a proposal at the 2010 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2010 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2010 Annual Meeting of Stockholders. The 2010 Annual Meeting of Stockholders is tentatively scheduled for May 6, 2010.

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is WEC’s policy regarding director attendance at annual meetings?	All directors are expected to attend the Company’s annual meetings of stockholders. All current directors attended the 2008 Annual Meeting.

Where can I find more information about WEC corporate governance?	The Company’s website, www.wisconsinenergy.com, contains information on the Company’s governance activities. The site includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters and other useful information. As policies are continually evolving, the Company encourages you to visit the website periodically. Copies of these documents may also be requested in writing from the Corporate Secretary.

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Robert A. Cornog

•        Oversee the integrity of the financial statements.

•        Oversee management compliance with legal and regulatory requirements.

•        Review, approve and evaluate the independent auditors’ services.

•        Oversee the performance of the internal audit function and independent auditors.

•        Prepare the report required by the SEC for inclusion in the proxy statement.

•        Establish procedures for the submission of complaints and concerns regarding WEC’s accounting or auditing matters.

•        The Committee conducted six meetings in 2008.

Compensation John F. Bergstrom, Chair Ulice Payne, Jr. Frederick P. Stratton, Jr.

•        Identify through succession planning potential executive officers.

•        Provide a competitive, performance-based executive and director compensation program.

•        Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.

•        The Committee conducted six meetings in 2008, including one joint meeting with the Corporate Governance Committee, and executed two signed, written unanimous consents.

Corporate Governance Barbara L. Bowles, Chair Robert A. Cornog Curt S. Culver Frederick P. Stratton, Jr.

•        Establish and review the Corporate Governance Guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.

•        Identify and recommend candidates to be named as nominees of the Board for election as directors.

•        Lead the Board in its annual review of the Board’s performance.

•        The Committee conducted four meetings in 2008, including one joint meeting with the Compensation Committee.

Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Frederick P. Stratton, Jr.

•        Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.

•        Authorize the issuance of corporate debt within limits set by the Board.

•        Discuss policies with respect to risk assessment and risk management.

•        Review, approve and monitor the Company’s capital and operating budgets.

•        The Committee conducted four meetings in 2008.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Frederick P. Stratton, Jr. The Executive Committee did not meet in 2008.

In addition to the number of committee meetings listed in the preceding table, the Board met six times in 2008 and executed one signed, written unanimous consent. The average meeting attendance during the year was 92%. No director attended fewer than 81% of the total number of meetings of the Board and Board committees on which he or she served.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Energy Corporation. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of the Company’s website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2009, subject to stockholder ratification.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2008. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditors, both with and without management present, and we discussed with Deloitte & Touche LLP matters required by Statement on Auditing Standards No. 114 relating to communications with audit committees, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Committee concerning independence. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Robert A. Cornog

COMPENSATION DISCUSSION AND ANALYSIS

General Overview. The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to motivate them to achieve both the Company’s long-term and short-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of goals that are aligned with the interests of our stockholders and customers. As a result, a substantial portion of pay is at risk.

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board of Directors, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our executive officers for fiscal year 2008.

References to “we”, “us”, “our” and “WEC” in this discussion and analysis mean Wisconsin Energy Corporation and its management, as applicable.

Compensation Committee. The Compensation Committee of our Board of Directors is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors, with input from the Corporate Governance Committee, for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the 1993 Omnibus Stock Incentive Plan, as amended, and the WEC Performance Unit Plan, as amended, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under our corporate governance guidelines and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries.

Elements of WEC’s Executive Compensation Program. The principal goal of the Compensation Committee is to provide an executive compensation program that is competitive with programs of comparable employers, aligns management’s incentives with the short-term and long-term interests of our stockholders and encourages the retention of top performers. To achieve this goal, we compensate executives through a mix of compensation elements that includes:

•	annual base salary;

•	annual cash incentive compensation (based principally on earnings and cash flow performance);

•	long-term incentive compensation through a mix of: (1) stock options; (2) performance units; and (3) dividends on the performance units;

•	retirement programs; and

•	other employee benefit programs, including a limited number of executive perquisites.

In addition, under our compensation program, each executive officer is entitled to severance compensation if his or her employment is terminated in connection with a change in control of WEC.

With respect to each of these elements, we analyze market data provided by Towers Perrin, a compensation consulting firm retained by management, to determine the appropriate levels of compensation for each named executive officer. A more detailed discussion of each of these elements and the extent to which we analyze market data in establishing each individual element is set forth below. Other than comparing each element of compensation with the appropriate market data and as otherwise described in this Compensation Discussion and Analysis, we do not have any formal policy with respect to the allocation of cash versus non-cash compensation or short-term versus long-term incentive compensation.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

In order to confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Towers Perrin. For 2008, Towers Perrin provided us with compensation data from its 2008 Executive Compensation Data Bank, which contains information obtained from approximately 416 companies of varying sizes in a wide range of businesses throughout general industry, including information from approximately 104 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

For Messrs. Klappa, Leverett and Fleming, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company (revenues of $3 billion to $6 billion) in general industry based on our analysis of the Towers Perrin survey data. With respect to Mr. Kuester, given the nature of his position as principal executive officer of our electric utility generation operations, we consider the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies (revenues of $3 billion to $6 billion) in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of Wisconsin Energy. With respect to Ms. Rappé, given the scope of her responsibilities as Chief Administrative Officer of the Company, we consider the average of (1) the median level for an individual serving as the top administrative officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the top administrative officer in general industry in a business comparable in size to Wisconsin Energy.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive overall executive compensation program.

In determining the annual base salaries to be paid to our named executive officers, we generally target base salaries to be within 10% of the market median for each named executive officer. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 10% band when the Committee deems it appropriate. Actual salary determinations in 2008 were made taking into consideration factors such as the relative levels of individual experience, performance, responsibility and contribution to the results of the Company’s operations.

With respect to Mr. Klappa, based on the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee approved an annual base salary of $1,129,008 for 2008, which represented an increase of approximately 5.0% from 2007. This resulted in an annual base salary that was nominally above our target range. The Compensation Committee determined that this was appropriate, recognizing Mr. Klappa’s demonstrated leadership abilities, the Company’s results in 2007 and the Company’s continued achievement of record financial and operational performance.

With respect to each other named executive officer, Mr. Klappa recommended an annual base salary to the Compensation Committee based on a review of market compensation data and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an increase in base salary of approximately (i) 5.5% for Messrs. Leverett and Kuester, (ii) 5.0% for Mr. Fleming and (iii) 4.5% for Ms. Rappé over 2007 levels. Mr. Klappa based his recommendations on their pay relative to the comparative data provided by Towers Perrin and each individual’s contributions to the overall results of the Company. The annual base salaries of Messrs. Kuester and Fleming, and Ms. Rappé, were within 10% of the appropriate market median. The annual base salary for Mr. Leverett was above our target range. We believe that Mr. Leverett’s responsibilities and contributions vary widely from those of his counterparts within general industry, and thus, additional compensation is warranted. In recognition of his significant responsibilities and contributions to the strategic direction of the Company beyond those of a typical principal financial officer, the Compensation Committee approved a higher level of base salary for Mr. Leverett.

In light of the economic conditions in our service territories, the Compensation Committee agreed with Mr. Klappa’s recommendation to freeze 2009 salaries at 2008 levels for all officers of the Company and its subsidiaries, including the named executive officers.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through our Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder value, as well as individual contributions to successful operations.

2008 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Kuester, and Ms. Rappé, has an employment agreement with WEC that specifies a minimum target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. Under the terms of these employment agreements, the target award may not be adjusted below these minimum levels unless the Board of Directors or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. Mr. Fleming’s employment agreement provides for a target level of compensation under the STPP equal to 70% of his annual base salary. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. Based upon our annual review of these target levels in 2008, we determined that they continue to be supported by market data.

For 2008, the Compensation Committee approved the following target awards under the STPP for each named executive officer, which are the same as those set forth in their employment agreements:

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	100%
Mr. Leverett	80%
Mr. Kuester	80%
Mr. Fleming	70%
Ms. Rappé	60%

For 2008, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on our performance.

2008 Performance Goals. The Compensation Committee adopted the 2008 STPP with a continued principal focus on financial results. In December 2007, the Compensation Committee approved the two primary performance measures to be used in 2008: (1) earnings per share from ongoing operations (75% weight); and (2) cash flow (25% weight). We believe these measures are key indicators of financial strength and performance and are recognized as such by the investment community. In January 2008, the Compensation Committee approved threshold level, target level, above target level and maximum payout level performance goals for each of these performance measures under the STPP. If the threshold level, target level, above target level or maximum payout level performance goal was achieved for both performance measures, officers participating in the STPP could receive 50%, 100%, 125% or 200%, respectively, of the target award.

The earnings per share from ongoing operations goals for 2008 were a threshold level goal of $2.75 per share, a target level goal of $2.81 per share, an above target level goal of $2.84 per share and a maximum payout level goal of $2.90 per share. The performance goals for cash flow were set at a threshold level goal of ($448.2) million, a target level goal of ($430.6) million, an above target level goal of ($421.8) million and a maximum payout level goal of ($395.5) million.

The Compensation Committee established the target levels for earnings per share based upon expected earnings growth in 2008 in the utility industry as indicated by other utilities in their published earnings guidance. For example, the target level performance goal was set to approximate the median level of expected earnings growth in the utility industry while the maximum payout level goal would only be earned if the Company’s actual earnings per share growth in 2008 exceeded the 75th percentile of expected earnings growth in the utility industry. The Committee projected our 2008 earnings growth off of our year-end earnings per share from continuing operations in 2007. The Committee then established cash flow target levels to correspond to the budget necessary to achieve the same levels of earnings per share performance (i.e., the 100% cash flow target corresponds to the budget necessary to achieve the 100% earnings per share target).

In December 2007 and January 2008, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%) and safety (2.5%). Although the Compensation Committee believes the achievement of financial performance goals are necessary, it also recognizes the importance of strong operational results to the success of the Company.

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate.

2008 Performance Under the STPP. In January 2009, the Compensation Committee reviewed our actual performance for 2008 against the financial and operational performance goals established under the STPP, subject to final audit. In 2008, the Company’s financial performance satisfied the maximum payout level goals established for both earnings per share from ongoing operations and cash flow. In 2008, our earnings per share from ongoing operations were $3.03 per share and our cash flow was ($158.9) million. Cash flow is measured by subtracting cash used in investing activities, excluding an investment in our transmission affiliate and net proceeds from asset sales, from cash provided by operations. In addition, when calculating the cash flow measure, we reclassified the $345.1 million of bill credits provided to our customers from the net proceeds of the sale of the Point Beach Nuclear Plant from cash used in investing activities to cash provided by operations. Although generally accepted accounting principles require us to record the bill credits as an investment activity because we are collecting the cash from restricted accounts and not our customers, we consider this as a source of revenue. This reclassification strictly reflects how the Company views the bill credits and did not have any impact on the cash flow measure. Our cash flow measure is not a measure of financial performance under generally accepted accounting principles.

By satisfying the maximum payout level performance goals with respect to both earnings per share from ongoing operations and cash flow, officers participating in the STPP, including the named executive officers, earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2008, our performance generated an additional 6.25% based on our achievement in customer satisfaction and supplier diversity. In 2008, the Company’s performance exceeded targeted levels with respect to both measures. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company during the year, which measured (1) our customers’ satisfaction with the Company in general and (2) our customers’ satisfaction with respect to their particular interactions with the Company. With respect to safety measures, although the Company exceeded the target level for lost-time injuries, it did not meet the target level for Occupational Safety and Health Administration (OSHA) recordable injuries, resulting in a neutral impact on the STPP award. The Company also achieved target level performance with respect to workforce diversity, which did not result in a further increase in the STPP award for 2008.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,328,579 for 2008. This represented 206.25% of his annual base salary. Messrs. Leverett, Kuester and Fleming, and Ms. Rappé, received annual cash incentive compensation for 2008 under the STPP equal to 165%, 165%, 144.4% and 123.8% of their respective annual base salaries, representing 206.25% of the target award for each officer.

In view of the discretionary component of the annual cash incentive plan, the Compensation Committee also considered other significant accomplishments of the Company in 2008. These included:

•	Strong financial performance

•	Record earnings from continuing operations of $3.03 per share.

•	Cash from operations was at an all-time high.

•	A 25% increase in the dividend effective with the first quarter payment in 2009.

•

Debt to total capital ratio of 55.4% at year-end 2008, attributing 50% common equity treatment to our 2007 Series A Junior Subordinated Notes, which we believe is consistent with the treatment given by the majority of rating agencies. The year-end debt to total capital ratio was significantly better than our target of 60.0%.

•	WEC common stock performance for 2008 ranked in the top 20% of all stocks listed in the United States and in the top 15% of major American utilities.

•	Operational excellence

•	Continued progress in our Power the Future strategic plan; we added more megawatts of new generating capacity than any other year in the Company’s history.

•	Continued improvements in customer satisfaction based on customer surveys. Data from 2008 indicated that the Company performed in the top quartile of the industry.

•	Best employee safety record in Company history in 2008, with a 39% reduction in lost-time accidents and a 16% reduction in OSHA recordable injuries.

•	Best outage restoration times since the Company began keeping records.

•

Continued leadership and excellence in corporate governance as evidenced by continued receipt during 2008 of a rating of “10,” the highest possible score, from GovernanceMetrics International (only one of four companies worldwide to consistently earn this distinction).

•	Named one of America’s 15 best corporate citizens by Corporate Responsibility Officer magazine.

•	Completed 2008 with our retail electric rates ranking approximately 8% below the national average.

In view of the financial and operational accomplishments and the accomplishments listed above, the Compensation Committee determined that the awards under the STPP were appropriate in relation to our 2008 performance without any further adjustment.

Long-Term Incentive Compensation. The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan which is a stockholder approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, restricted stock and performance shares. In 2005, the Compensation Committee approved the Wisconsin Energy Corporation Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) stock options and (2) performance units to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

The Compensation Committee also makes annual grants of “performance units” under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that also aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on receiving dividend payments. Under the terms of the performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus dividends) in comparison to a peer group of companies over a three-year performance period. In addition, each holder of performance units receives a cash dividend when WEC declares a dividend on its common stock in an amount equal to the number of performance units granted to the holder at the target 100% rate multiplied by the amount of the dividend paid on a share of our common stock. The performance units are settled in cash.

Aggregate 2008 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2008, we analyzed the market compensation data included in the Towers Perrin survey. For Messrs. Klappa and Fleming, and Ms. Rappé, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. For Messrs. Leverett and Kuester, we used the average of the results obtained for each to develop a uniform target level of long-term incentive compensation that applied to each officer. We used this method to establish the amount of long-term incentive awards granted to Messrs. Leverett and Kuester as we wanted to establish parity in long-term incentive opportunity between the heads of the financial and key operational areas of the Company because of the critical role each plays in executing the Company’s long-term strategy. This target value of long-term incentive compensation for each named executive officer was presented to and approved by the Compensation Committee.

In 2008, the Compensation Committee approved a stock option grant designed to represent approximately two-thirds of the value of the long-term incentive award and a performance unit grant designed to represent approximately one-third of the value of the long-term incentive award. As the market continues to decrease the emphasis on stock options as reflected in the Towers Perrin data, we have increased the size of the performance unit award as a component of our long-term incentive plan and decreased the relative size of the stock option award. For 2009, the Compensation Committee made approximately 72% of the long-term incentive award performance units and approximately 28% stock options. Although the market data provided by Towers Perrin indicates that long-term incentive awards are approximately 60% performance awards and 40% stock options, because of the significant decrease in the Black-Scholes value of our stock options due to market events that occurred in 2008, we would have needed to issue more stock options to meet the 40% level of the long-term incentive award than the Compensation Committee thought was prudent. Therefore, for 2009, the Committee decided to further increase the number of performance awards and decrease the number of stock options granted.

2008 Stock Option Grants. In December 2007, the Compensation Committee approved the grant of stock options to each of our named executive officers and established an overall pool of options that were granted to approximately 135 other employees. These option grants were made effective January 2, 2008, the first trading day of 2008. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the January 2, 2008 grant date. The options were granted in accordance with our standard practice of making annual stock option grants in January of each year, and the timing of the grants was not tied to the timing of any release of material non-public information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information.

For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation primarily because the market information we review from Towers Perrin calculates the value of option awards on this basis. The following table provides the number of options granted to each named executive officer.

Executive Officer	Options Granted
Mr. Klappa	300,000
Mr. Leverett	164,250
Mr. Kuester	164,250
Mr. Fleming	61,500
Ms. Rappé	50,200

For financial reporting purposes under SFAS 123R, the stock options granted in 2008 had a grant date fair value of $10.48 per option for Messrs. Klappa, Leverett and Kuester, and Ms. Rappé, and a grant date fair value of $8.29 for Mr. Fleming. Mr. Fleming is considered to be “retirement eligible.” Therefore his options are presumed to have a shorter expected life than the other named executive officers, which results in a lower option value.

2008 Performance Units. In 2008, the Compensation Committee granted performance units to each of our named executive officers and approved a pool of performance units that were granted to approximately 135 other employees. With respect to the 2008 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2010, as compared to the total stockholder return of a custom peer group of companies described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

The peer group used for purposes of the performance units is comprised of: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; FirstEnergy Corp.; Great Plains Energy; Integrys Energy Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; OGE Energy Corp.; Pinnacle West Capital Corporation; Pepco Holdings, Inc.; PG&E Corporation; Portland General; Progress Energy Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources (n/k/a NV Energy, Inc.); The Southern Company; Westar Energy, Inc.; Wisconsin Energy Corporation; and Xcel Energy Inc. This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies.

The required performance percentile rank and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular named executive officer, the value of a unit was determined based on an assumed approximate value of $47.88 per unit. The assumed approximate value was based on trading prices on October 31, 2007 as we were analyzing target compensation levels for 2008 during October and November 2007. The following table provides the number of units granted to each named executive officer at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	30,000
Mr. Leverett	15,850
Mr. Kuester	15,850
Mr. Fleming	6,100
Ms. Rappé	4,850

For financial reporting purposes under SFAS 123R, the performance units granted to the above named executive officers in 2008 had a grant date fair value of $47.80 per unit.

2008 Payouts Under Previously Granted Long-Term Incentive Awards. In 2006, the Compensation Committee granted performance unit awards to participants in the plan, including the named executive officers. The terms of the performance units granted in 2006 were substantially similar to those of the performance units granted in 2008 described above. The required performance percentile ranks and related vesting schedule were identical to that of the 2008 units described above.

Payouts under the 2006 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2008 against substantially the same group of peer companies used for the 2008 performance unit awards, except that the peer group of companies for the 2006 award (i) included Entergy Corporation, Exelon Corporation, FPL Group, Inc., Public Service Enterprise Group Incorporated and Puget Energy, Inc., and (ii) excluded Great Plains Energy, PG&E Corporation and Portland General. Energy East Corporation, which was originally part of the 2006 peer group, was purchased by a foreign utility holding company and is no longer a public company. Therefore, we are unable to measure its total stockholder return. In October 2007, Puget Energy announced that it was entering into a merger agreement. There was a subsequent increase in its stock price related to this announcement, which we believe was not the result of ongoing operating performance. Puget Energy’s common stock performance continues to reflect this extraordinary event. Therefore, the Compensation Committee modified the peer group established for the 2006 performance unit grant to exclude Puget Energy. The Compensation Committee believes our total stockholder return should be compared to the total stockholder return of companies whose results are based on operating performance and not extraordinary events. Therefore, the Committee excluded Puget Energy even though such exclusion caused the payout under the 2006 performance unit grant to increase.

For the three-year performance period ended December 31, 2008, our total stockholder return was at approximately the 85th percentile of the peer group (excluding Puget Energy), resulting in the performance units vesting at a level of 159.0%. If Puget Energy were included in the calculation, our total stockholder return would have been at approximately the 82nd percentile of the peer group, which would have resulted in the performance units vesting at a level of 148.8%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($41.98) on December 31, 2008, the last trading day of the performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2008” table below. This table also reflects amounts realized by any named executive officer in connection with the exercise in 2008 of any vested stock options and the amounts realized by any named executive officer in connection with the vesting of previously granted restricted stock. For information on other outstanding equity awards held by our named executive officers at December 31, 2008, please refer to the table entitled “Outstanding Equity Awards at Fiscal Year-End 2008” below.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company. These guidelines provide that each executive officer should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 150% to 300% of base salary. In addition to certificated shares, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; performance units at target; vested stock options; shares held in our dividend reinvestment plan; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, we have a policy under which directors, officers and employees are prohibited from engaging in any such transactions.

Analysis of Aggregate Salary, Annual Incentive and Long-Term Incentive Compensation. The discussion above describes the manner in which we determined the (1) annual base salary, (2) target level annual cash incentive compensation and (3) long-term incentive compensation awards for each named executive officer. As we developed preliminary target compensation levels for each of these elements of total compensation, we compared the aggregate amount of these elements to the market compensation data. The purpose of this review was to confirm that the aggregate targeted compensation did not deviate significantly from market medians.

Retirement Programs. We also maintain four different retirement plans in which our named executive officers participate: a defined benefit pension plan of the cash balance type, two supplemental executive retirement plans and individual letter agreements with each of the named executive officers. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including our executive officers. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2008” and “Retirement Plans” later in this proxy statement.

Other Benefits, Including Perquisites. The Company provides its executive officers with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical benefits coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include the availability of financial planning, limited spousal travel, membership in a service that provides health care and safety management when traveling outside the United States and payment of the cost of a mandatory physical exam that the Board requires annually. The Company also pays periodic dues and fees for certain club memberships for the named executive officers and other designated officers. In addition, executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities. For a more detailed discussion of perquisites made available to our named executive officers, please refer to the notes following the Summary Compensation Table below.

We periodically review market data regarding executive perquisite practices. We reviewed a survey conducted by The Ayco Company, L.P., a financial services firm (“AYCO”), in 2007 of 272 companies throughout general industry. Based upon this review, we believe that the perquisites we provide to our executive officers are generally market competitive. AYCO only conducts this survey bi-annually, so the 2007 survey was the most recent information available. We reimburse executives for taxes paid on income attributable to the financial planning benefits provided to our executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of our preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser. We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the named executive officers, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane in which the Company owns a partial interest. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed by WEC at the time of death or the after-tax value of one times final base salary if death occurs post-retirement.

Severance Benefits and Change in Control. Competitive practices dictate that companies should provide reasonable severance benefits to employees. In addition, we believe it is important to provide protections to our executive officers in connection with a change in control of WEC. Our belief is that the interests of stockholders will be best served if the interests of our executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of stockholders.

Each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, has an employment agreement with the Company, which includes change in control and severance provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment. In the event of a termination of employment (1) by us for any reason other than cause, death or disability in anticipation of or following a change in control, (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control or (3) by the applicable executive officer after completing one year of service following a change in control, each named executive officer is generally entitled to:

•

A lump sum payment equal to three times: (1) the highest annual base salary in effect during the last three years and (2) the higher of the current year target bonus amount or the highest bonus paid in any of the last three years (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•

A lump sum payment assuming three years of additional credited service under the qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding the termination date, plus the highest bonus amount (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•	A lump sum payment equal to the value of three additional years of Company match in the 401(k) plan and the WEC Executive Deferred Compensation Plan;

•	Continuation of health and certain other welfare benefit coverage for three years following termination of employment;

•	Full vesting of stock options, restricted stock and performance units;

•	Financial planning services and other benefits; and

•	A gross-up payment should any payments trigger federal excise taxes.

In the absence of a change in control, if we terminate the employment of the applicable executive officer for any reason other than cause, death or disability, or the applicable executive officer terminates his or her employment for good reason, the payments to the applicable named executive officer will be the same as those described above, except that with respect to Messrs. Leverett, Kuester and Fleming, and Ms. Rappé, (1) the multiple for the lump sum payment in the first bullet point will be reduced to two, (2) the number of additional years of credited service for qualified and non-qualified retirement plans will be two, (3) the number of additional years of matching in the 401(k) plan and the Executive Deferred Compensation Plan will be two, and (4) health and certain other welfare benefits will continue for two years following termination of employment.

We believe the amounts payable under these agreements are consistent with market standards as confirmed by our periodic analysis of data provided by Towers Perrin. The amounts payable under these arrangements were last reviewed by the Compensation Committee in 2008 and compared to market data provided by Towers Perrin in 2007.

In addition, our supplemental pension plan provides that in the event of a change in control, each named executive officer will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

For a more detailed discussion of the benefits and tables that describe payouts under various termination scenarios, see “Potential Payments upon Termination or Change in Control” later in this proxy statement.

Impact of Prior Compensation. The Compensation Committee did not consider the amounts realized or realizable from prior incentive compensation awards in establishing the levels of short-term and long-term incentive compensation for 2008.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), maintaining tax deductibility is but one consideration among many in the design of our executive compensation program.

With respect to 2008 compensation for the named executive officers, the annual stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards under the STPP and performance units under the Performance Unit Plan do not qualify for tax deductibility under Section 162(m).

409A Amendments to Executive Arrangements. On October 29, 2008, the Compensation Committee authorized and approved amendments to certain executive compensation arrangements for our named executive officers and directors in order to bring such arrangements into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and corresponding regulations (collectively, “Section 409A”). The amendments are generally technical in nature and affect the timing, but not the amount, of benefits payable to the named executive officers or directors.

As part of the actions taken by the Compensation Committee, the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”), the Wisconsin Energy Corporation Directors’ Deferred Compensation Plan (the “Legacy DDCP”) and the Wisconsin Energy Corporation Supplemental Executive Retirement Plan (the “Legacy SERP”) were renamed and amended effective as of January 1, 2005 to (i) provide that amounts earned, deferred, vested, credited and/or accrued under such plans as of December 31, 2004 are preserved and frozen so that such amounts are exempt from Section 409A, and (ii) provide that no new employees (or directors for the Legacy DDCP) may participate in these plans as of January 1, 2005. The Compensation Committee also adopted new deferred compensation plans effective January 1, 2005 which offer features substantially similar to the Legacy EDCP, Legacy DDCP and Legacy SERP, but with changes necessary to comply with Section 409A.

In addition, the following plans and agreements were also amended and restated as of the dates indicated below to bring them into documentary compliance with Section 409A:

•	Wisconsin Energy Corporation Short-Term Performance Plan (effective January 1, 2005);

•	Amended and Restated Wisconsin Energy Corporation Executive Severance Policy (effective January 1, 2008);

•	Wisconsin Energy Corporation Omnibus Stock Incentive Plan (effective January 1, 2008);

•	Wisconsin Energy Corporation Performance Unit Plan (effective October 11, 2007);

•	Amended and Restated Senior Officer and Non-Compete Agreement between Wisconsin Energy Corporation and Gale E. Klappa (effective January 1, 2005);

•	Senior Officer Employment and Non-Compete Agreement between Wisconsin Energy Corporation and Allen L. Leverett (effective January 1, 2005);

•	Senior Officer Employment and Non-Compete Agreement between Wisconsin Energy Corporation and Frederick D. Kuester (effective January 1, 2005);

•	Letter Agreement by and between Wisconsin Energy Corporation and James C. Fleming (effective November 23, 2005); and

•	Amended and Restated Senior Officer, Change in Control, Severance and Non-Compete Agreement between Wisconsin Energy Corporation and Kristine A. Rappé (effective January 1, 2008).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
Ulice Payne, Jr.
Frederick P. Stratton, Jr.

EXECUTIVE OFFICERS’ COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to WEC’s Chief Executive Officer, Chief Financial Officer and each of WEC’s other three most highly compensated executive officers (the “named executive officers”) during 2008, 2007 and 2006.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)		All Other Compensation (11) (12)	Total
		($)	($)	($)	($)	($)	($)		($)	($)
Gale E. Klappa Chairman of the Board, President and Chief Executive Officer of WEC, WE and WG
	2008	1,129,008	—	2,310,259	2,517,800	2,328,579	1,328,616	(5)	261,040	9,875,302
	2007	1,075,356	—	1,338,713	2,246,334	2,177,596	4,700,118	(5)	223,749	11,761,866
	2006	1,005,000	—	1,392,112	1,422,493	2,060,250	1,838,928	(5)	209,828	7,928,611

Allen L. Leverett Executive Vice President and Chief Financial Officer of WEC, WE and WG
	2008	607,680	—	1,082,379	1,209,456	1,002,672	88,151	(6)	101,049	4,091,387
	2007	576,000	—	610,603	913,011	933,120	197,018	(6)	84,733	3,314,485
	2006	538,200	—	767,686	520,850	882,648	—	(7)	79,542	2,788,926

Frederick D. Kuester Executive Vice President of WEC and WG; Executive Vice President and Chief Operating Officer of WE
	2008	657,000	—	1,101,916	1,209,456	1,084,050	927,165	(8)	136,983	5,116,570
	2007	622,752	—	630,140	913,011	1,008,859	2,650,828	(8)	110,334	5,935,924
	2006	582,000	—	787,223	520,850	954,480	689,533	(8)	116,210	3,650,296

James C. Fleming Executive Vice President and General Counsel of WEC, WE and WG
	2008	441,000	—	551,615	889,045	636,694	219,296	(9)	76,298	2,813,948
	2007	420,000	—	250,780	379,210	595,350	177,938	(9)	66,315	1,889,593
	2006	400,008	150,000	145,153	192,250	574,012	147,488	(9)	271,484	1,880,395

Kristine A. Rappé (1) Senior Vice President and Chief Administrative Officer of WEC, WE and WG
	2008	393,708	—	432,725	471,479	487,214	252,329	(10)	119,066	2,156,521
	2007	376,752	—	288,896	476,379	457,753	438,017	(10)	61,188	2,098,985

(1)	Ms. Rappé became a named executive officer in 2007 and, therefore, no information has been provided for 2006.
(2)

For 2008, the amounts reported reflect the amounts recognized for financial statement reporting purposes during 2008 in our 2008 consolidated financial statements in accordance with SFAS 123R for stock option awards and performance unit awards made in 2006, 2007 and 2008 and various restricted stock grants that have not yet vested. For 2007, the amounts reported reflect the amounts recognized for financial statement reporting purposes during 2007 in our 2007 consolidated financial statements in accordance with SFAS 123R for stock option awards and performance unit awards made in 2005, 2006 and 2007 and various restricted stock grants that had not yet vested. For 2006, the amounts reported reflect the amounts recognized for financial statement reporting purposes during 2006 in our 2006 consolidated financial statements in accordance with SFAS 123R for stock option awards and performance unit awards made in 2005 and 2006, performance share awards made in 2004 and various restricted stock grants that had not yet vested. The expenses related to performance units/shares and restricted stock are reflected in column (e) above, and the expenses related to stock options are reflected in column (f) above. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts recognized for financial statement reporting purposes, depending upon Company performance and the executive’s number of additional years of service with the Company. In accordance with Item 402 of Regulation S-K, the amounts reported in the table above do not reflect the amount of estimated forfeitures related to service-based vesting conditions used for financial reporting purposes. In accordance with SFAS 123R, we made certain assumptions in our valuation of the stock options, the performance units/shares and the restricted stock for financial reporting purposes. See “Stock Options” in Note A — Summary of Significant Accounting Policies and Note J — Common Equity in the Notes to Consolidated Financial Statements in our 2008, 2007 and 2006 Annual Reports on Form 10-K for a description of these assumptions. For 2008, the assumptions made in connection with the valuation of the stock options are the same as described in Note A in our 2008 Annual Report, except that the expected life of the options is 4.8 years for Mr. Fleming and 7.3 years for the rest of the named executive officers and the expected forfeiture rate is 0%. The change in the expected life of the options to 4.8 years for Mr. Fleming and 7.3 years for the rest of the named executive officers from 6.7 years, as set forth in Note A, resulted from the fact that Mr. Fleming was “retirement eligible” as of December 31, 2008, and none of the other named executive officers were, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their stock options.

For 2007, the assumptions made in connection with the valuation of stock options are the same as described in Note A in our 2008 Annual Report, except that the expected life of the options is 6.5 years for the named executive officers. The change in the expected life of the options to 6.5 years for the named executive officers from 6.0 years, as set forth in Note A, resulted from the fact that none of the named executive officers were “retirement eligible” as of December 31, 2007, while the assumption described in Note A is a weighted average of all option holders, some of who were “retirement eligible.”

For 2006, the assumptions made in connection with the valuation of the stock options are the same as described in Note A in our 2008 Annual Report, except that the expected life of the options is 6.5 years. The change in the expected life of the options to 6.5 years from 6.3 years, as set forth in Note A, resulted from the fact that none of the named executive officers were “retirement eligible” as of December 31, 2006, whereas the assumption in Note A is a weighted average of all option holders, some of who were “retirement eligible.”

The reported amounts for 2008 include expenses attributable to stock options and unvested stock awards granted in prior years, respectively, for each named executive officer as follows: Mr. Klappa –$1,469,800 and $1,890,459; Mr. Leverett –$635,676 and $860,585; Mr. Kuester – $635,676 and $880,122; Mr. Fleming – $379,210 and $466,256; and Ms. Rappé –$296,114 and $364,857. For additional information regarding the value of option awards and stock awards granted in 2008, see column (l) in “Grants of Plan-Based Awards for Fiscal Year 2008.”

The reported amounts for 2007 include expenses attributable to stock options and unvested stock awards granted prior to 2007, respectively, for each named executive officer as follows: Mr. Klappa –$1,422,494 and $900,323; Mr. Leverett – $520,851 and $403,585; Mr. Kuester – $520,851 and $423,122; Mr. Fleming – $192,250 and $151,736; and Ms. Rappé – $328,939 and $210,960.

The reported amounts for 2006 include expenses attributable to stock options and unvested stock awards granted prior to 2006, respectively, for each named executive officer as follows: Mr. Klappa –$776,533 and $923,840; Mr. Leverett – $277,333 and $565,190; Mr. Kuester – $277,333 and $584,727; and Mr. Fleming – $0 and $0. In December 2004, the Compensation Committee approved the acceleration of vesting of all unvested options awarded, including those awarded to executive officers, in 2002, 2003 and 2004 in anticipation of the impact of adoption of SFAS 123R. Therefore, the amounts reported for 2006 only reflect compensation expense for two years of option awards (2005 and 2006).

(3)

Consists of amounts earned under Wisconsin Energy’s Short-Term Performance Plan for 2008, 2007 and 2006. See Note (2) under “Grants of Plan-Based Awards for Fiscal Year 2008” for a description of the terms of the 2008 awards.

(4)

The amounts reported for 2008, 2007 and 2006 reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2007 to December 31, 2008, December 31, 2006 to December 31, 2007 and December 31, 2005 to December 31, 2006, respectively. The named executive officers did not receive any above-market or preferential earnings on deferred compensation in 2008, 2007 or 2006.

(5)

The change in the actuarial present value of Mr. Klappa’s pension benefit does not constitute a cash payment to Mr. Klappa. Wisconsin Energy’s pension benefit obligations to Mr. Klappa will be offset by pension benefits Mr. Klappa is entitled to receive from a prior employer for nearly 29 years of service. The amount reported for Mr. Klappa represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Klappa’s total accumulated pension benefit for which Wisconsin Energy will be responsible. If Mr. Klappa’s prior employer becomes unable to pay its portion of his accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

For 2008, the total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit was $1,347,101 - $18,485 of which we estimate the prior employer is obligated to pay.

For 2007, the total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit was $5,080,365 – $380,247 of which we estimate the prior employer was obligated to pay. A significant reason for the increase in Mr. Klappa’s benefit in 2007 was the result of his years of credited service going from 29.33 to 30.33. At 30 years of service, WEC’s pension plan pays an unreduced benefit for all employees who retire at or after age 62 as opposed to age 65. Therefore, beginning in 2007, Mr. Klappa’s accumulated benefit was calculated assuming he begins receiving benefits at age 62 rather than age 65. The increase in actuarial present value related to the change in the unreduced benefit date was $2,537,230.

For 2006, the total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit was $1,970,360 – $131,432 of which we estimate the prior employer was obligated to pay.

(6)

The change in the actuarial present value of Mr. Leverett’s pension benefit does not constitute a cash payment to Mr. Leverett. Wisconsin Energy’s pension benefit obligations to Mr. Leverett will be offset by pension benefits Mr. Leverett is entitled to receive from a prior employer for approximately 15 years of service. The amount reported for Mr. Leverett represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Leverett’s total accumulated pension benefit for which Wisconsin Energy will be responsible. If Mr. Leverett’s prior employer becomes unable to pay its portion of Mr. Leverett’s accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount. For 2008, the total aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit was $75,252. However, because the change in the actuarial present value of his prior employer’s obligation decreased by ($12,899) in 2008, Wisconsin Energy’s obligation for the aggregate change in the actuarial present value of Mr. Leverett’s total accumulated pension benefit is actually $88,151 for 2008.

For 2007, the total aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit was $190,462. However, because the change in the actuarial present value of his prior employer’s obligation decreased by ($6,556) in 2007, Wisconsin Energy’s obligation for the aggregate change in the actuarial present value of Mr. Leverett’s total accumulated pension benefit was actually $197,018 for 2007.

(7)

A change in the assumptions used to calculate the actuarial present values under Wisconsin Energy’s defined benefit plans as a result of a change in the tax laws caused Mr. Leverett’s reported amount to be negative in 2006. The tax laws no longer allowed for an acceleration of nonqualified retirement benefits, and therefore our actuarial valuation began to assume a life annuity rather than a lump sum payment for the nonqualified benefits. The discount rate used to measure the actuarial present value under the nonqualified plans changed to 5.75% from 4.68%. The change affected all named executive officers, but only Mr. Leverett’s balance was small enough to result in a negative change in present value. This change in assumptions did not constitute a plan change. The aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit in 2006 under all defined benefit plans was ($109,950).

(8)

The change in the actuarial present value of Mr. Kuester’s pension benefit does not constitute a cash payment to Mr. Kuester. Wisconsin Energy’s pension benefit obligations to Mr. Kuester will be offset by pension benefits Mr. Kuester is entitled to receive from a prior employer for nearly 32 years of service. The amount reported for Mr. Kuester represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Kuester’s total accumulated pension benefit for which Wisconsin Energy will be responsible. If Mr. Kuester’s prior employer becomes unable to pay its portion of Mr. Kuester’s accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

For 2008, the total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit was $958,973 – $31,808 of which we estimate the prior employer is obligated to pay.

For 2007, the total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit was $2,865,319 – $214,491 of which we estimate the prior employer was obligated to pay. A significant reason for the increase in Mr. Kuester’s benefit in 2007 was the result of his years of credited service going from 34.33 to 35.33. At 35 years of service, the WEC pension plan pays an unreduced benefit for all employees who retire at or after age 60 as opposed to age 62. Therefore, beginning in 2007, Mr. Kuester’s accumulated benefit was calculated assuming he begins receiving benefits at age 60 rather than 62. The increase in actuarial present value related to the change in the unreduced benefit date was $1,065,601.

For 2006, the total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit was $802,868 – $113,335 of which we estimate the prior employer was obligated to pay.

(9)

The change in the actuarial present value of Mr. Fleming’s pension benefit does not constitute a cash payment to Mr. Fleming. Mr. Fleming participates in Wisconsin Energy’s qualified pension plan and supplemental executive retirement plan. In addition, Mr. Fleming is entitled to a special supplemental pension account. The present value of the amounts credited to this account is $125,177 for 2008, $122,305 for 2007 and $126,418 for 2006, which will be paid upon termination of employment after age 65. See “Pension Benefits at Fiscal Year-End 2008” and “Retirement Plans” later in this proxy statement for additional details.

(10)	The change in the actuarial present value of Ms. Rappé’s pension benefit does not constitute a cash payment to Ms. Rappé.
(11)

During 2008, each named executive received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Fleming, and Ms. Rappé, received reimbursement for club dues; and Messrs. Klappa, Leverett and Kuester were provided with membership in a service that provides healthcare and safety management when traveling outside the United States. In addition, the named executives were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. Mr. Klappa was the only named executive who utilized the benefit of spousal travel and any associated tax reimbursement during 2008. These tax reimbursements are reflected separately in the Summary Compensation Table (see the third bullet point in Note 12 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(12)

We maintain a Death Benefit Only Plan. Pursuant to the terms of the Plan, upon an officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed by Wisconsin Energy at the time of death or the after-tax value of one times final base salary if death occurs post-retirement. We recognized expenses for the Death Benefit Only Plan as follows in 2008: Mr. Klappa ($74,547), Mr. Leverett ($15,676), Mr. Kuester ($46,644), Mr. Fleming ($12,047) and Ms. Rappé ($14,901).

For Mr. Klappa, the amount reported in All Other Compensation for 2008 includes $15,481 attributable to Wisconsin Energy’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

In addition to the perquisites and amounts recognized under the Death Benefit Only Plan and Directors’ Charitable Awards Program identified above, All Other Compensation for Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, for 2008 consists of:

•	Employer matching of contributions into the 401(k) plan in the amount of $9,200 for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and $8,900 for Mr. Leverett;

•

“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $112,476, $48,066, $57,734, $31,084 and $22,870, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $22,178, $9,653, $5,765, $8,172 and $19,006, respectively.

Percentages of Total Compensation.

For Messrs. Klappa, Leverett, Kuester, and Fleming, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 11%, 15%, 13%, 16% and 18%, respectively, of total compensation (as shown in column (j) above) for 2008, (2) annual incentive compensation (as reflected in column (g) above) represented approximately 24%, 25%, 21%, 23% and 23%, respectively, of total compensation in 2008, and (3) salary and annual incentive compensation together represented approximately 35%, 39%, 34%, 38% and 41%, respectively, of total compensation in 2008.

For Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 9%, 17%, 10%, 22% and 18%, respectively, of total compensation (as shown in column (j) above) for 2007, (2) annual incentive compensation (as reflected in column (g) above) represented approximately 19%, 28%, 17%, 32% and 22%, respectively, of total compensation in 2007, and (3) salary and annual incentive compensation together represented approximately 28%, 46%, 27%, 54% and 40%, respectively, of total compensation in 2007.

For Messrs. Klappa, Leverett, Kuester and Fleming, (1) salary (as reflected in column (c) above) represented approximately 13%, 19%, 16% and 21%, respectively, of total compensation (as shown in column (j) above) for 2006, (2) annual incentive compensation (as reflected in column (g) above) represented approximately 26%, 32%, 26% and 31%, respectively, of total compensation in 2006, and (3) salary and annual incentive compensation together represented approximately 39%, 51%, 42% and 52%, respectively, of total compensation in 2006.

Grants of Plan-Based Awards for Fiscal Year 2008

The following table shows additional data regarding incentive plan awards to the named executive officers in 2008.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
Name	Grant Date	Action Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards (4)			Grant Date Fair Value of Stock and Option Awards (7)
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Securities Underlying Options	Exercise or Base Price (5)	Closing Market Price (6)
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Gale E. Klappa	1/17/08	—	564,504	1,129,008	2,370,917	—	—	—	—	—	—	—	—
	1/02/08	12/6/07	—	—	—	7,500	30,000	52,500	—	—	—	—	1,434,000
	1/02/08	12/6/07	—	—	—	—	—	—	—	300,000	48.035	47.80	3,144,000
Allen L. Leverett	1/17/08	—	243,072	486,144	1,020,902	—	—	—	—	—	—	—	—
	1/02/08	12/6/07	—	—	—	3,963	15,850	27,738	—	—	—	—	757,630
	1/02/08	12/6/07	—	—	—	—	—	—	—	164,250	48.035	47.80	1,721,340
Frederick D. Kuester	1/17/08	—	262,800	525,600	1,103,760	—	—	—	—	—	—	—	—
	1/02/08	12/6/07	—	—	—	3,963	15,850	27,738	—	—	—	—	757,630
	1/02/08	12/6/07	—	—	—	—	—	—	—	164,250	48.035	47.80	1,721,340
James C. Fleming	1/17/08	—	154,350	308,700	648,270	—	—	—	—	—	—	—	—
	1/02/08	12/6/07	—	—	—	1,525	6,100	10,675	—	—	—	—	291,580
	1/02/08	12/6/07	—	—	—	—	—	—	—	61,500	48.035	47.80	509,835
Kristine A. Rappé	1/17/08	—	118,113	236,225	496,073	—	—	—	—	—	—	—	—
	1/02/08	12/6/07	—	—	—	1,213	4,850	8,488	—	—	—	—	231,830
	1/02/08	12/6/07	—	—	—	—	—	—	—	50,200	48.035	47.80	526,096

(1)	On December 6, 2007, the Compensation Committee awarded the 2008 option and performance unit grants effective the first trading day of 2008 (January 2, 2008).
(2)

Non-equity incentive plan awards consist of awards under Wisconsin Energy’s Short-Term Performance Plan. The target bonus levels established for each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, for 2008 were 100%, 80%, 80%, 70% and 60% of base salary, respectively. Pursuant to the terms of their respective employment agreements, the target bonus levels for each of Messrs. Klappa, Leverett and Kuester, and Ms. Rappé, may not be adjusted downward except by an action of the Board or Compensation Committee which lowers the target bonus for the entire senior executive group. Based on certain financial and operational goals established by the Compensation Committee, actual payments to the named executive officers could have ranged from 0% of the target award to 210% of the target. Based on actual performance for 2008, each named executive officer earned 206.25% of the target award and these amounts are reported above in the Summary Compensation Table. For a more detailed description of the Short-Term Performance Plan, see the Compensation Discussion and Analysis above.

(3)

Consists of performance units awarded under the Wisconsin Energy Corporation Performance Unit Plan. Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units which have become vested by the closing price of Wisconsin Energy’s common stock on the last trading day of the performance period. The number of performance units that ultimately will vest is dependent upon Wisconsin Energy’s total stockholder return over a three-year period ending December 31, 2010 as compared to the total stockholder return of a Custom Peer Group consisting of 27 companies. These companies are: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; FirstEnergy Corp.; Great Plains Energy; Integrys Energy Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; OGE Energy Corp.; Pinnacle West Capital Corporation; Pepco Holdings, Inc.; PG&E Corporation; Portland General; Progress Energy Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources (n/k/a NV Energy, Inc.); The Southern Company; Westar Energy, Inc.; Wisconsin Energy Corporation; and Xcel Energy Inc.

Total stockholder return is the calculation of total return (stock price appreciation plus reinvested dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. The regular vesting schedule for the performance units is as follows:

Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If Wisconsin Energy’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating the appropriate vesting percentage. Except as discussed herein, unvested performance units are immediately forfeited upon cessation of employment with Wisconsin Energy prior to completion of the three-year performance period.

The performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of Wisconsin Energy while employed by the Company. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment by reason of retirement prior to the end of the three-year performance period. Participants, including the named executive officers, will receive a cash dividend when Wisconsin Energy declares a dividend on its common stock in an amount equal to the number of performance units granted to the named executive officer at the target 100% rate multiplied by the amount of the dividend paid on a share of common stock. The performance units have no voting rights attached to them.

(4)

Consists of non-qualified stock options to purchase shares of Wisconsin Energy common stock pursuant to the 1993 Omnibus Stock Incentive Plan. These options have exercise prices equal to the fair market value of Wisconsin Energy common stock on the date of grant. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

(5)

The exercise price of the option awards is equal to the fair market value of Wisconsin Energy’s common stock on the date of grant, January 2, 2008. Fair market value is the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(6)	Reflects the closing market price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.
(7)

Grant date fair value of each award as determined in accordance with SFAS 123R, which includes the value of the right to receive dividends. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance and the executive’s number of additional years of service with the Company.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other stock awards held by the named executive officers at fiscal year-end 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1)	Number of Securities Underlying Unexercised Options: Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Gale E. Klappa	250,000	—	—	25.310	4/14/13	—		—	—		—
	200,000	—	—	33.435	1/02/14	—		—	—		—
	280,000	—	—	34.200	1/18/15	—		—	—		—
	—	252,000	—	39.475	1/03/16	—		—	—		—
	—	271,000	—	47.755	1/03/17	—		—	—		—
	—	300,000	—	48.035	1/02/18	—		—	—		—
	—	—	—	—	—	22,236	(4)	933,467	—		—
	—	—	—	—	—	—		—	47,250	(9)	1,983,555	(9)
	—	—	—	—	—	—		—	52,500	(10)	2,203,950	(10)
Allen L. Leverett	200,000	—	—	29.130	7/01/13	—		—	—		—
	150,000	—	—	33.435	1/02/14	—		—	—		—
	100,000	—	—	34.200	1/18/15	—		—	—		—
	—	95,000	—	39.475	1/03/16	—		—	—		—
	—	129,000	—	47.755	1/03/17	—		—	—		—
	—	164,250	—	48.035	1/02/18	—		—	—		—
	—	—	—	—	—	4,346	(5)	182,445	—		—
	—	—	—	—	—	—		—	22,313	(9)	936,700	(9)
	—	—	—	—	—	—		—	27,738	(10)	1,164,441	(10)
Frederick D. Kuester	200,000	—	—	31.070	10/13/13	—		—	—		—
	150,000	—	—	33.435	1/02/14	—		—	—		—
	100,000	—	—	34.200	1/18/15	—		—	—		—
	—	95,000	—	39.475	1/03/16	—		—	—		—
	—	129,000	—	47.755	1/03/17	—		—	—		—
	—	164,250	—	48.035	1/02/18	—		—	—		—
	—	—	—	—	—	13,335	(6)	559,803	—		—
	—	—	—	—	—	—		—	22,313	(9)	936,700	(9)
	—	—	—	—	—	—		—	27,738	(10)	1,164,441	(10)
James C. Fleming	—	75,000	—	39.475	1/03/16	—		—	—		—
	—	61,500	—	47.755	1/03/17	—		—	—		—
	—	61,500	—	48.035	1/02/18	—		—	—		—
	—	—	—	—	—	1,596	(7)	67,000	—		—
	—	—	—	—	—	—		—	10,675	(9)	448,137	(9)
	—	—	—	—	—	—		—	10,675	(10)	448,137	(10)
Kristine A. Rappé	10,000	—	—	27.313	6/02/09	—		—	—		—
	20,925	—	—	33.435	1/02/14	—		—	—		—
	65,000	—	—	34.200	1/18/15	—		—	—		—
	—	58,000	—	39.475	1/03/16	—		—	—		—
	—	48,500	—	47.755	1/03/17	—		—	—		—
	—	50,200	—	48.035	1/02/18	—		—	—		—
	—	—	—	—	—	4,150	(8)	174,217	—		—
	—	—	—	—	—	—		—	8,400	(9)	352,632	(9)
	—	—	—	—	—	—		—	8,488	(10)	356,326	(10)

(1)	All options reported in this column are fully vested and exercisable.
(2)

All options reported in this column with an exercise price of $39.475 and an expiration date of January 3, 2016, fully vest and become exercisable on January 3, 2009. All options reported in this column with an exercise price of $47.755 and an expiration date of January 3, 2017, fully vest and become exercisable on January 3, 2010. All options reported in this column with an exercise price of $48.035 and an expiration date of January 2, 2018, fully vest and become exercisable on January 2, 2011.

(3)	Based on the closing price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on December 31, 2008, the last trading day of the year.
(4)

Effective April 14, 2003, Mr. Klappa was granted a restricted stock award of 39,510 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on April 14, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Klappa for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(5)

Effective July 1, 2003, Mr. Leverett was granted a restricted stock award of 28,850 shares. Two-thirds of the shares vested on July 1, 2005 and the remaining one-third vest at the rate of 20% for each year of service after that date until 100% vesting occurs on July 1, 2010. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Leverett for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(6)

Effective October 13, 2003, Mr. Kuester was granted a restricted stock award of 24,140 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on October 13, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Kuester for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(7)

Effective January 6, 2006, Mr. Fleming was granted a restricted stock award of 2,500 shares, which vest at the rate of 20% for each year of service until 100% vesting occurs on January 6, 2011. Earlier vesting may occur due to termination of employment by death, disability or a change in control of the Company or by action of the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(8)

Effective each of June 2, 1999, October 21, 2000 and February 7, 2001, Ms. Rappé was granted shares of restricted stock that vest in full ten years from the respective grant date, subject to a performance accelerator. The performance accelerator is triggered by achieving certain cumulative earnings per share targets measured from the respective grant date. Ten percent annually is available for accelerated vesting and the stock is subject to cumulative vesting. Earlier vesting may occur due to termination of employment by death, disability or a change in control of the Company or by action of the Compensation Committee. In addition, the stock vests upon retirement at or after attainment of age 60. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(9)

The number of performance units reported vest at the end of the three-year performance period ending December 31, 2009. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

(10)

The number of performance units reported vest at the end of the three-year performance period ending December 31, 2010. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

Option Exercises and Stock Vested for Fiscal Year 2008

This table shows the number and value of (1) stock options that were exercised by the named executive officers, (2) restricted stock awards that vested and (3) performance units that vested in 2008.

(a)	(b)	(c)	(d)		(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#)	($)	(#)		($)
Gale E. Klappa	—	—	4,576	(1)	207,476	(2)
	—	—	47,064	(3)	1,975,747	(4)
Allen L. Leverett	—	—	2,189	(1)	98,768	(2)
	—	—	20,352	(3)	854,377	(4)
Frederick D. Kuester	—	—	2,792	(1)	112,099	(2)
	—	—	20,352	(3)	854,377	(4)
James C. Fleming	—	—	528	(1)(5)	25,814	(2)(5)
	—	—	12,561	(3)	527,311	(4)
Kristine A. Rappé	—	—	3,124	(1)(5)	150,783	(2)(5)
	—	—	9,858	(3)	413,839	(4)

(1)	Reflects the number of shares of restricted stock that vested in 2008.
(2)

Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of Wisconsin Energy common stock on the date of vesting. We compute fair market value as the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(3)	Reflects the number of performance units that vested as of December 31, 2008, the end of the applicable three-year performance period. The performance units were settled in cash.
(4)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of Wisconsin Energy common stock on December 31, 2008.
(5)

Mr. Fleming and Ms. Rappé deferred $25,814 and $148,658, respectively, into the WEC Executive Deferred Compensation Plan. The number of phantom stock units received in the WEC Executive Deferred Compensation Plan equaled the number of shares of restricted stock deferred.

Pension Benefits at Fiscal Year-End 2008

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2008 under WEC’s four different retirement plans discussed below.

(a)	(b)	(c)		(d)	(e)
Name	Plan Name	Number of Years Credited Service (1)		Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
		(#)		($)	($)
Gale E. Klappa	WEC Plan	5.67		93,234	—
	SERP A	5.67		947,748	—
	Individual Letter Agreement	31.33		10,721,933	—
Allen L. Leverett	WEC Plan	5.50		75,466	—
	SERP A	5.50		460,141	—
	Individual Letter Agreement	20.00		626,689	—
Frederick D. Kuester	WEC Plan	5.17		82,812	—
	SERP A	5.17		421,226	—
	Individual Letter Agreement	36.33		6,454,253	—
James C. Fleming	WEC Plan	3.00		47,375	—
	SERP A	3.00		123,448	—
	Individual Letter Agreement	3.00		373,900	—
Kristine A. Rappé	WEC Plan	26.33		534,461	—
	SERP A	26.33		1,292,045	—
	SERP B	—	(4)	392,754	—
	Individual Letter Agreement	—		—	—

(1)

Years of service are computed as of December 31, 2008, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa, Leverett and Kuester have been credited with 25.66, 14.5 and 31.16 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s, Leverett’s and Kuester’s accumulated benefit under all of Wisconsin Energy’s retirement plans resulting from the additional years of credited service is the amount identified in connection with each respective ILA set forth in column (d).

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:
•	First projected unreduced retirement age based on current service:

•	For Mr. Klappa, age 62.

•	For Messrs. Leverett and Fleming, and Ms. Rappé, age 65.

•	For Mr. Kuester, age 60.

•	Discount rate of 6.50%.

•	Cash balance interest crediting rate of 6.75%.

•	Form of payment:

•	WEC Plan: Lump sum.

•	SERP: Life annuity.

•	ILA: Life annuity, other than Mr. Fleming who we assume will receive a lump sum payment.

•	Mortality Table, for life annuity:

•	Messrs. Klappa, Leverett and Kuester - RP2000 with projection to 2010 - Male.

•	Mr. Fleming – N/A.

•	Ms. Rappé - RP2000 with projection to 2010 - Female.

(3)

Wisconsin Energy’s pension benefit obligations to Messrs. Klappa, Leverett and Kuester will be partially offset by pension benefits Messrs. Klappa, Leverett and Kuester are entitled to receive from their former employers. The amounts reported for Messrs. Klappa, Leverett and Kuester represent only Wisconsin Energy’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s, Leverett’s and Kuester’s accumulated benefit under all of the plans is $14,599,114, $1,336,398 and $9,385,294, respectively, $2,836,200, $174,102 and $2,427,003 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s, Mr. Leverett’s or Mr. Kuester’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

(4)

Pursuant to the terms of SERP B, participants are not entitled to any payments until after they retire at or after age 60, regardless of how many years they have been employed with the Company. Therefore, there are no years of credited service associated with participation in SERP B.

Retirement Plans

Wisconsin Energy maintains four different plans providing for retirement payments and benefits: a defined benefit pension plan of the cash balance type (WEC Plan); two supplemental executive retirement plans (SERP A and SERP B); and Individual Letter Agreements with each of the named executive officers. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa, Leverett and Kuester, and Ms. Rappé, is $3,125,575, $1,454,743, $1,573,027 and $815,828, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Under the terms of Mr. Fleming’s employment agreement with WEC, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $1,036,350. This amount represents Mr. Fleming’s 2008 base salary plus his 2007 STPP award paid in 2008. As of December 31, 2008, Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, currently have or are considered to have 31.33, 20.00, 36.33, 3.00 and 26.33 credited years of service, respectively, under the various supplemental plans described below. Messrs. Klappa, Leverett and Kuester, and Ms. Rappé, are not entitled to these supplemental benefits until they attain the age of 60. Neither Mr. Fleming nor Ms. Rappé were granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

Beginning January 1, 2008, the interest credit on all prior accruals no longer fluctuates based upon the trust’s investment return for the year. Instead, the interest credit percentage is set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever is greater. For participants in the WEC Plan on December 31, 2007, their WEC Plan benefit starting January 1, 2008 will never be less than the benefit accrued as of December 31, 2007. The WEC Plan benefit will be calculated under both formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007, interest credits as defined under the prior WEC Plan formula will be taken into account but not any additional pay credits. Additionally, the WEC Plan continues to provide that up to an additional 2% of base pay may be earned based upon achievement of earnings targets. Participants who were “grandfathered” as of December 31, 1995 as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued. This amount will continue to increase until December 31, 2010, at which time it will be frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For the named executive officers other than Mr. Fleming who does not participate in the prior plan formula, estimated benefits under the “grandfathered” formula are higher than under the cash balance plan formula. Although all of the named executive officers, other than Ms. Rappé who is grandfathered under the prior plan formula, participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s, Leverett’s and Kuester’s total retirement benefits would currently be determined by the prior plan benefit formula if they were to retire at or after age 60. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. The named executive officers, other than Ms. Rappé, would receive the cash balance in their accounts if they were to terminate employment prior to attaining the age of 60. Ms. Rappé would receive benefits under either the grandfathered formula or the cash balance plan formula, whichever is higher, if she were to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $230,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of Wisconsin Energy and Wisconsin Electric Power Company, including all of the named executive officers, participate in SERP A and SERP B (collectively, the “SERP”), which are part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. SERP A provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the Wisconsin Energy Corporation Executive Deferred Compensation Plan. In addition, pursuant to the terms of SERP B, Ms. Rappé also will receive a supplemental lifetime annuity, equal to 10% of the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Except for a “change in control” of Wisconsin Energy, as defined in the SPP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. SERP B is only provided to a grandfathered group of officers and was designed to provide an incentive to key employees to remain with the Company until retirement or death. The Compensation Committee determined to eliminate the SERP B benefit a number of years ago.

Wisconsin Energy has entered into agreements with Messrs. Klappa, Leverett and Kuester to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa, on January 1, 1989 for Mr. Leverett, and at the age of 22 for Mr. Kuester. The retirement benefits payable to Messrs. Klappa, Leverett and Kuester will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s, Leverett’s and Kuester’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s, Leverett’s and Kuester’s prior employers.

Wisconsin Energy has entered into an agreement with Mr. Fleming to provide him a special supplemental pension to keep him whole for pension benefits he would have received from his prior employer. Wisconsin Energy will credit Mr. Fleming’s account with a minimum of $80,000 annually, and will credit up to an additional $40,000 annually based on performance against Company goals as determined by the Compensation Committee. The amounts credited to Mr. Fleming’s account will earn interest as if it had been credited to the WEC Plan. The account balance vests at the earlier of five years from the date Mr. Fleming commenced employment (January 3, 2011) or age 65, and will be paid pursuant to the terms of the SPP. Mr. Fleming also participates in the WEC Plan and SERP A, without any additional years of credited service.

The purpose of these agreements is to ensure that Messrs. Klappa, Leverett, Kuester and Fleming do not lose pension earnings by joining the executive management team at Wisconsin Energy they otherwise would have received from their former employers. Since retirement plans operate in a manner where accrued amounts increase substantially as a participant increases in age and years of service, these officers forfeited substantial pension benefits by coming to work for Wisconsin Energy. Without providing a means to retain these pension benefits, it would have been difficult for Wisconsin Energy to attract these officers.

In order to allow Ms. Rappé to retire at age 60 with an unreduced pension benefit, Wisconsin Energy entered into an agreement with Ms. Rappé whereby her SERP A benefit will not be subject to early retirement reduction factors if she retires at or after age 60. Under this agreement, if Ms. Rappé were to retire at age 60, she would be granted less than one year of additional credited service.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SPP and the Individual Letter Agreements, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan discussed later in this proxy statement. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2008

The following table reflects activity by the named executive officers during 2008 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (3)
	($)	($)	($)	($)	($)
Gale E. Klappa	496,516	112,476	89,126	—	2,155,440
Allen L. Leverett	98,525	48,066	(274,323)	—	1,660,956
Frederick D. Kuester	139,211	57,734	49,365	—	1,520,367
James C. Fleming	159,977	31,084	(120,424)	—	281,991
Kristine A. Rappé	199,089	22,870	(148,959)	—	1,465,639

(1)

Other than $47,522 and $148,658 of Mr. Fleming’s and Ms. Rappé’s contribution, respectively, all of the amounts are reported as compensation in the Summary Compensation Table of this proxy statement. These amounts consist of the value of restricted stock that vested during 2008 and/or dividends paid on performance units during 2008. The grant date fair value of shares of restricted stock and the value of the right to receive dividends on the performance units are expensed by the Company in accordance with SFAS 123R, and the expensed amounts we recognized for financial statement reporting purposes in 2008 are included in the Summary Compensation Table in this proxy statement.

(2)	All of the reported amounts are reported as compensation in the Summary Compensation Table of this proxy statement.
(3)

$1,217,187, $1,186,401, $962,650, $188,291 and $125,013 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, respectively. Messrs. Klappa, Leverett and Kuester have been named executive officers since commencing employment with Wisconsin Energy in 2003. Mr. Fleming has been a named executive officer since commencing employment with Wisconsin Energy in January 2006. Ms. Rappé was a named executive officer in 2004 and 2005, and became a named executive officer again in 2007.

Executive Deferred Compensation Plan

WEC maintains two executive deferred compensation plans, the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”) and the new Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Executive officers and certain other highly compensated employees are eligible to participate in both plans. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. As of January 1, 2005, all deferrals are made to the EDCP. The provisions of each of these plans are described below.

The Legacy EDCP. Under the plan, a participant could have deferred up to 100% of his or her base salary, annual incentive compensation, long-term incentive compensation (including the value of any stock option gains, vested awards of restricted stock, performance shares and units and dividends earned on unvested performance units), severance payments due under WEC’s Executive Severance Policy or under any change in control agreement between the Company and a participant, and any “make-whole” pension supplements.

Deferral elections were made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company was also able to credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching was determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, could have credited any other amounts, as appropriate, to each participant’s account. Additionally, “make-whole” payments could have been made to participants who were not eligible to participate in the SERP and whose deferrals resulted in lesser payments under the Company’s qualified pension plan.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in our 401(k) plan in addition to the prime rate fund and the Company’s stock measurement fund. Deferred amounts relating to the value of participants’ stock option gains and vested restricted stock are always deemed invested in the Company’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected. The table below shows the funds available under the EDCP and their annual rate of return for the calendar year ended December 31, 2008:

Name of Fund	Rate of Return (%)
Fidelity Balanced Fund	(31.31)
Fidelity Diversified International Fund	(45.21)
Fidelity Equity – Income Fund	(41.64)
Fidelity Growth Company Fund	(40.90)
Fidelity Low-Priced Stock Fund	(36.17)
Fidelity U.S. Bond Index Fund	3.76
Prime Rate	5.22
S&P 500 Fund	(37.00)
Vanguard Mid-Cap Index	(41.82)
WEC Common Stock Fund	(11.72)

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

The EDCP. Under the plan, a participant may defer up to 75% of his or her base salary and annual incentive compensation and up to 100% of his or her long-term incentive compensation (including vested awards of restricted stock, performance units and dividends earned on unvested performance units). Stock option gains may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the same ten measurement funds described under “the Legacy EDCP” above. Deferred amounts relating to the value of participants’ vested restricted stock are always deemed invested in the Company’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the

EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. The Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC or its subsidiaries within 18 months after a change in control of WEC, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officers’ aggregate balance in the EDCP at fiscal year-end 2008, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2008.” The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control”, disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2008 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the named executive officers terminated employment as of December 31, 2008, which was within 18 months of a change in control of WEC. The amounts reported in the row “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2008.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, pro-rated annual incentive compensation;

•	401(k) plan and EDCP account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination); and

•	if termination occurs after age 60 or by death or disability, vesting in the SERP and Individual Letter Agreements.

Named executive officers are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the Death Benefit Only Plan.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	full vesting in all outstanding stock options and restricted stock, and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP and Individual Letter Agreements; and

•	401(k) plan and EDCP account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon a Change in Control or Involuntary Termination. Wisconsin Energy has entered into written employment agreements with each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death or disability;

•	by Mr. Klappa for good reason in anticipation of or following a change in control;

•	by Mr. Klappa within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

•	three years’ continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•

a payment equal to the value of three additional years’ of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the EDCP;

•	full vesting in all outstanding stock options, restricted stock and other equity awards;

•	401(k) plan and EDCP account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s, Mr. Kuester’s and Mr. Fleming’s agreements are substantially similar to Mr. Klappa’s, except that if their employment is terminated by the Company for any reason other than cause, death or disability or by them for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of their highest annual base salary in effect for the three years preceding their termination and their highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if their employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and EDCP match is equal to two years of Company match.

Mr. Leverett’s and Mr. Kuester’s agreements contain a one-year non-compete provision applicable on termination of employment.

Ms. Rappé’s agreement is substantially similar to Mr. Klappa’s, except that if Ms. Rappé’s employment is terminated upon a change in control, (1) the special lump sum severance benefit is three times the sum of her highest annual base salary in effect for the three years preceding termination and her target bonus amount, and (2) the payment related to the retirement plans is based upon the same base salary amount calculated as set forth above plus her target bonus amount. In addition, if Ms. Rappé’s employment is terminated by the Company for any reason other than cause, death or disability or by Ms. Rappé for good reason in the absence of a change of control:

•	the special lump sum severance benefit is two times the sum of her highest annual base salary in effect for the three years preceding her termination and her target bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if her employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and EDCP match is equal to two years of Company match.

Ms. Rappé’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon termination of employment within 18 months of a change in control. Participants in SERP A, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

Generally, pursuant to the agreements, a change in control is deemed to occur:

(1)	if any person or group acquires WEC common stock that constitutes more than 50% of the total fair market value or total voting power of WEC;

(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC common stock that constitutes 30% or more of the total voting power of WEC;

(3)	if a majority of the members of WEC’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC’s Board before the date of appointment or election; or

(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC immediately before such acquisition or acquisitions, unless the assets are transferred to:

•	an entity that is controlled by the shareholders of the transferring corporation;

•	a shareholder of WEC in exchange for or with respect to its stock;

•	an entity of which WEC owns, directly or indirectly, 50% or more of its total value or voting power; or

•

a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC.

Generally, pursuant to the agreements, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities (other than Mr. Kuester’s agreement);

(2)	a material reduction in the executive’s base compensation;

(3)	a material change in the geographic location at which the executive must perform services; or

(4)	a material breach of the agreement by the Company.

The following table shows the potential payments upon termination or a change in control of the Company for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	9,919,812	9,919,812	—	—
Additional Pension Credited Service	—	—	—	2,163,678	2,163,678	—	—
Additional 401(k) and EDCP Match	—	—	—	396,792	396,792	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,175,440	—	2,392,860	2,392,860	2,392,860	2,392,860
Restricted Stock	—	933,471	—	933,471	933,471	933,471	933,471
Options *	—	631,260	—	631,260	631,260	631,260	631,260
Benefits & Perquisites:
Retirement Plans	93,234	11,762,914	93,234	10,644,188	10,644,188	11,762,914	5,365,763
Health and Welfare Benefits	—	—	—	36,903	36,903	—	—
Excise Tax Gross-Up	—	—	—	—	10,231,949	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	3,387,024
Total	93,234	14,503,085	93,234	27,193,964	37,425,913	15,720,505	12,710,378

*	Excludes options that are out-of-the-money as of December 31, 2008.

The following table shows the potential payments upon termination or a change in control of the Company for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,081,600	4,622,400	—	—
Additional Pension Credited Service	—	—	—	420,734	554,903	—	—
Additional 401(k) and EDCP Match	—	—	—	123,264	184,896	—	—
Long-Term Incentive Compensation:
Performance Units	—	578,624	—	1,200,628	1,200,628	1,200,628	1,200,628
Restricted Stock	—	182,485	—	182,485	182,485	182,485	182,485
Options *	—	237,975	—	237,975	237,975	237,975	237,975
Benefits & Perquisites:
Retirement Plans	75,466	1,162,296	75,466	1,282,192	1,293,380	1,162,296	1,015,344
Health and Welfare Benefits	—	—	—	24,602	36,903	—	—
Excise Tax Gross-Up	—	—	—	—	3,877,206	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,823,040
Total	75,466	2,161,380	75,466	6,628,480	12,265,776	2,783,384	4,459,472

*	Excludes options that are out-of-the-money as of December 31, 2008.

The following table shows the potential payments upon termination or a change in control of the Company for Frederick D. Kuester.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,331,718	4,997,577	—	—
Additional Pension Credited Service	—	—	—	735,350	1,309,471	—	—
Additional 401(k) and EDCP Match	—	—	—	133,269	199,903	—	—
Long-Term Incentive Compensation:
Performance Units	—	578,624	—	1,200,628	1,200,628	1,200,628	1,200,628
Restricted Stock	—	559,803	—	559,803	559,803	559,803	559,803
Options *	—	237,975	—	237,975	237,975	237,975	237,975
Benefits & Perquisites:
Retirement Plans	82,812	6,958,291	82,812	6,738,792	6,113,592	6,958,291	2,745,202
Health and Welfare Benefits	—	—	—	24,602	36,903	—	—
Excise Tax Gross-Up	—	—	—	—	6,911,041	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,971,000
Total	82,812	8,334,693	82,812	13,037,137	21,641,893	8,956,697	6,714,608

*	Excludes options that are out-of-the-money as of December 31, 2008.

The following table shows the potential payments upon termination or a change in control of the Company for James C. Fleming.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	2,072,700	3,109,050	—	—
Additional Pension Credited Service	—	—	—	385,089	577,634	—	—
Additional 401(k) and EDCP Match	—	—	—	82,908	124,362	—	—
Long-Term Incentive Compensation:
Performance Units	—	256,078	—	512,156	512,156	512,156	512,156
Restricted Stock	—	67,015	—	67,015	67,015	67,015	67,015
Options *	—	187,875	—	187,875	187,875	187,875	187,875
Benefits & Perquisites:
Retirement Plans	170,823	544,722	170,823	545,468	550,825	544,722	542,916
Health and Welfare Benefits	—	—	—	24,602	36,903	—	—
Excise Tax Gross-Up	—	—	—	—	2,107,184	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,323,000
Total	170,823	1,055,690	170,823	3,952,813	7,348,004	1,311,768	2,632,962

*	Excludes options that are out-of-the-money as of December 31, 2008.

The following table shows the potential payments upon termination or a change in control of the Company for Kristine A. Rappé.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	1,259,865	1,889,798	—	—
Additional Pension Credited Service	—	—	—	207,123	307,704	—	—
Additional 401(k) and EDCP Match	—	—	—	50,395	75,592	—	—
Long-Term Incentive Compensation:
Performance Units	—	202,204	—	405,107	405,107	405,107	405,107
Restricted Stock	—	174,221	—	174,221	174,221	174,221	174,221
Options *	—	145,290	—	145,290	145,290	145,290	145,290
Benefits & Perquisites:
Retirement Plans	534,461	2,219,260	534,461	2,983,202	2,945,201	2,219,260	1,501,453
Health and Welfare Benefits	—	—	—	24,602	36,903	—	—
Excise Tax Gross-Up	—	—	—	—	3,671,394	—	—
Financial Planning	—	—	—	30,000	30,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,181,124
Total	534,461	2,740,975	534,461	5,309,805	9,711,210	2,943,878	3,407,195

*	Excludes options that are out-of-the-money as of December 31, 2008.

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of WEC’s non-employee directors during 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash	Stock Awards (2)(3)(4)	Option Awards (5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Ahearne (1)	76,875	145,728	—	—	—	26,511	249,114
John F. Bergstrom	80,000	71,434	—	—	—	19,917	171,351
Barbara L. Bowles	80,000	71,434	—	—	—	18,272	169,706
Patricia W. Chadwick	75,000	60,405	—	—	—	21,063	156,468
Robert A. Cornog	75,000	71,434	—	—	—	39,897	186,331
Curt S. Culver	80,000	71,434	—	—	—	14,204	165,638
Thomas J. Fischer	82,500	71,434	—	—	—	24,101	178,035
Ulice Payne, Jr.	75,000	71,434	—	—	—	10,082	156,516
Frederick P. Stratton, Jr.	75,000	71,434	—	—	—	45,062	191,496

(1)

Dr. Ahearne did not stand for re-election to the Board of Directors in May 2008. On May 1, 2008, the Compensation Committee approved the acceleration of all of Dr. Ahearne’s 4,914 unvested shares of restricted stock.

(2)

The amounts reported reflect the amounts recognized for financial statement reporting purposes in our 2008 consolidated financial statements in accordance with SFAS 123R for annual restricted stock awards made to directors in 2006, 2007 and 2008. Each restricted stock award vests in full on the third anniversary of the grant date. We made certain assumptions in our valuation of the restricted stock awarded to the directors. See Note J — Common Equity in the Notes to Consolidated Financial Statements in our 2008 Annual Report on Form 10-K for a description of these assumptions.

(3)	The grant date fair value of each award made in 2008 determined in accordance with SFAS 123R is $75,000.
(4)

Directors held the following number of shares of restricted stock as of December 31, 2008: Mr. Bergstrom (5,002), Ms. Bowles (5,002), Ms. Chadwick (4,118), Mr. Cornog (5,002), Mr. Culver (5,002), Mr. Fischer (5,002), Mr. Payne (5,002) and Mr. Stratton (5,002).

(5)

Directors held the following number of options to purchase Wisconsin Energy common stock as of December 31, 2008, all of which are exercisable: Dr. Ahearne (13,000), Mr. Bergstrom (20,000), Ms. Bowles (10,000), Mr. Cornog (23,000), Mr. Payne (10,000) and Mr. Stratton (17,000).

(6)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

During 2008, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of Board committees received a quarterly retainer of $1,250, except the chair of the Audit and Oversight Committee who received a quarterly retainer of $1,875. Former Director Ahearne, as the Lead Nuclear Director, also received a quarterly annual retainer of $1,875 until the 2008 Annual Meeting of Stockholders. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Each non-employee director also received on January 2, 2008, the 2008 annual stock compensation award in the form of restricted stock equal to a value of $75,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan, adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Prior to January 1, 2005, amounts were deferred to the Legacy Directors’ Deferred Compensation Plan and are preserved and frozen in that plan, which is not subject to 409A. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards and their committees, a single annual retainer fee and quarterly committee chair retainer were paid. Fees were allocated among WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

The Company has a Directors’ Charitable Awards Program to help further its philosophy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, upon the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. There is a vesting period of three years of service on the Board required for participation in this program. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date, which includes all of the current directors, were grandfathered.

In December 2008, the Compensation Committee reviewed director compensation and determined that no changes should be made for 2009.

WEC COMMON STOCK OWNERSHIP

The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer and all of the directors and executive officers as a group as of February 12, 2009. To our knowledge, there were no stockholders who reported more than a 5% beneficial ownership of our common stock as of December 31, 2008. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of February 12, 2009. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. None of these persons beneficially owns more than 1% of the outstanding common stock.

Name	Shares Beneficially Owned(1)
	Shares Owned(2) (3) (4) (5)	Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	10,778	20,000	30,778
Barbara L. Bowles	13,817	10,000	23,817
Patricia W. Chadwick	5,895	—	5,895
Robert A. Cornog	14,514	20,000	34,514
Curt S. Culver	5,019	—	5,019
Thomas J. Fischer	10,587	—	10,587
James C. Fleming	1,598	75,000	76,598
Gale E. Klappa	38,580	982,000	1,020,580
Frederick D. Kuester	19,419	545,000	564,419
Allen L. Leverett	7,063	545,000	552,063
Ulice Payne, Jr.	9,983	10,000	19,983
Kristine A. Rappé	11,349	153,925	165,274
Frederick P. Stratton, Jr.	16,378	17,000	33,378
All directors and executive officers as a group (15 persons)	201,820	2,559,891	2,761,711	(6)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (12,107), Mr. Cornog (18,141), Mr. Culver (13,674), Mr. Fleming (1,617), Mr. Kuester (2,725), Ms. Rappé (12,489), Mr. Stratton (14,057) and all directors and executive officers as a group (75,100). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (3,000), Mr. Cornog (5,007), Mr. Klappa (2,500), Mr. Leverett (1,744), Mr. Stratton (4,600) and all directors and executive officers as a group (16,851).

(4)

Certain directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (5,019), Ms. Bowles (5,019), Ms. Chadwick (5,895), Mr. Cornog (5,019), Mr. Culver (5,019), Mr. Fischer (5,019), Mr. Fleming (1,054), Mr. Klappa (22,236), Mr. Kuester (13,335), Mr. Leverett (4,346), Mr. Payne (5,019), Ms. Rappé (3,876), Mr. Stratton (5,019) and all directors and executive officers as a group (93,741).

(5)	None of the shares beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.
(6)	Represents 2.4% of total WEC common stock outstanding on February 12, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2008 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2008 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201. The WEC consolidated financial statements and certain other information found in the Form 10-K are provided in our 2008 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC’s other filings with the Securities and Exchange Commission, is also available in the “Investor Relations” section of the Company’s website at www.wisconsinenergy.com.

The Board of Directors recommends a vote “FOR” Items 1 and 2.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
	☐	☐	☐		FOR	AGAINST	ABSTAIN
1. Election of Directors				2. Ratification of Deloitte & Touche LLP as independent auditors for 2009.	☐	☐	☐

Nominees:
01 John F. Bergstrom	04 Robert A. Cornog	07 Gale E. Klappa		Where no voting instructions are given, the shares represented by your proxy will be voted “FOR” Items 1 and 2. Your vote is important. Please vote immediately.
02 Barbara L. Bowles	05 Curt S. Culver	08 Ulice Payne, Jr.
03 Patricia W. Chadwick	06 Thomas J. Fischer	09 Frederick P. Stratton, Jr.

				Will Attend Meeting		☐	YES
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
Please remember to bring the Admission Ticket on the reverse side of this document to the meeting.

*Exceptions				Choose MLinkSM for online access to your future proxy materials, investment plan statements, tax documents and more. Log on to www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 10:59 p.m. Central time

Wednesday, May 6, 2009.

INTERNET http://www.eproxy.com/wec Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/wec

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PROXY

WISCONSIN ENERGY CORPORATION

Annual Meeting of Stockholders – May 7, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 7, 2009. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1 and 2, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint James C. Fleming and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1.	Election of John F. Bergstrom, Barbara L. Bowles, Patricia W. Chadwick, Robert A. Cornog, Curt S. Culver, Thomas J. Fischer, Gale E. Klappa, Ulice Payne, Jr., and Frederick P. Stratton, Jr. as Directors.

2.	Ratification of Deloitte & Touche LLP as independent auditors for 2009.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or the 401(k) plan under the Wisconsin Energy Corporation Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▲  FOLD AND DETACH HERE  ▲

Annual Meeting of Stockholders Thursday, May 7, 2009 – 10 a.m. Cedarburg Performing Arts Center W68 N611 Evergreen Blvd.

Please park in the reserved parking lot (labeled P on the map).

Transportation will be provided to the meeting site. To ensure that you arrive at the meeting on time, please park no later than 9.30 a.m.

This ticket admits the stockholder and one guest. If your shares are jointly owned and you would like an additional ticket, please call 800-881-5882.

All carry-ins are subject to inspection. Recording devices are not allowed into the meeting.

Can’t make it to the meeting? Listen live on the Web at www.wisconsinenergy.com/invest/annualmtg.htm

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